EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-138740 on Form S-1 of our report dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based payment”, effective January 1, 2006), relating to the consolidated financial statements of Sipex Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Sipex Corporation for the year ended December 30, 2006, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
San Jose, California
April 19, 2007